EXHIBIT 99


                                                                    NEWS RELEASE

UNITED INDUSTRIAL CORPORATION
18 East 48th Street, New York, NY  10017

Contact:  Susan Fein Zawel
          212-752-8787

FOR IMMEDIATE RELEASE


              UNITED INDUSTRIAL SELLS NEO PRODUCTS CO. SUBSIDIARY
              ---------------------------------------------------

New York, NY, September 2, 1997 - United Industrial Corporation (NYSE:UIC) said today that it had completed the sale of its Neo Products Co. (Neo) subsidiary to a group of private investors for approximately $750,000 cash, $850,000 in notes, and a share of earnings over the next five years. Excluded from the sale was cash on hand and a portion of the real estate owned by Neo.

For the six months ended June 30, 1997 and the year ended December 31, 1996, Neo's sales and earnings were less than 3% and 1% of United Industrial's sales and earnings, respectively.

"This is the first step in our commitment to divest noncore operations in order to better focus our research on areas which are central to our growth," said Richard R. Erkeneff, president and chief executive officer. "We believe that by concentrating on defense and related technology businesses we can deliver enhanced shareholder value over the long-term."

Neo engineers and fabricates thermoplastic products to the specifications submitted by its customers. Neo also manufactures items for point of purchase display advertising and consumer products including storage containers, food service equipment, and automobile fuel tank reservoirs.

United Industrial Corporation is an international high technology company focused on the design and production of defense, training, transportation, and energy systems. Its products include unmanned air vehicles, training and simulation systems, automated aircraft test and maintenance equipment, and combat vehicles and ordnance systems. It also manufactures ground transportation components, automated weather reporting systems, combustion equipment for biomass and refuse fuels, and specialized firefighter training installations.


                                     ******